EXHIBIT INDEX

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.1 Consent of Independent Registered Public Accounting Firm for American Express Innovations(SM) Classic Select Variable Annuity.

10.2      Consent of Independent Registered Public Accounting Firm for Evergreen
          New  Solutions  Select  Variable   Annuity.

10.3 Consent of Independent Registered Public Accounting Firm for Wells Fargo Advantage(R) Select Variable Annuity.